Deutsche Bank Compliance

Exhibit (p)(18)

The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.

Deutsche Bank Compliance Code of Ethics – DeAM US

Contents

I. OVERVIEW	1
II. GENERAL RULE	1
III. DEFINTIONS	2
IV. RESTRICTIONS	3
A. General	4
B. Specific Blackout Period Restrictions	4
C. New Issues (IPOs)	5
D. Short -Term Trading	5
E. Restricted List	6
F. Private Placements, Private Investment Partnerships and other Private Interests	6
V. COMPLIANCE PROCEDURES	7
A. Designated Brokerage Accounts	7
B. Pre-Clearance	7
C. DWS Investments Mutual Fund Holdings	7
D. Reporting Requirements	8
E. Confirmation of Compliance with Policies	9
VI. OTHER PROCEDURES/RESTRICTIONS	10
A. Service on Boards of Directors	10
B. Outside Business Affiliations	10
C. Executorships	10
D. Trusteeships	10
E. Custodianships and Powers of Attorney	11
F. Gifts and Entertainment	11
G. Rules for Dealing with Governmental Officials and Political Candidates	12
H. Confidentiality	12
VII. SANCTIONS	13
VIII. INTERPRETATIONS AND EXCEPTIONS	13
APPENDIX	14
SCHEDULE A	14
SCHEDULE B	15
SCHEDULE C: DeAM – US Code of Ethic Sanctions	16

Deutsche Bank Compliance Code of Ethics – DeAM US

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Deutsche Bank Compliance Code of Ethics – DeAM US

I.  OVERVIEW

The Deutsche Asset Management – US Code of Ethics (the “Code”) sets forth the specialized rules for business conduct and guidelines for the personal investing activities that generally are required of employees involved in the United States investment management areas of the Deutsche Bank Group and its affiliates (collectively “Deutsche Asset Management” or “DeAM”, or the “Firm”).1

The provisions of the Code apply to all DeAM Employees in the US, as defined in the Definition Section (Section III) and other employees as the Compliance Department (“Compliance”)2 may determine to be covered by this Code, from time to time. This Code supplements the Code of Professional Conduct – US and the Deutsche Asset Management Compliance Policies and Procedures available on the DB Policy Portal.

Each Employee must observe these policies, as well as abide by the additional principles and rules set forth in the Code, and any other applicable legal vehicle or division specific policies and obligations.

The Code and any amendments thereof will be provided to all employees of DeAM. All employees must acknowledge receipt of the Code within ten (10) days of hire and on an annual basis at a time set forth by DeAM Compliance, within the Code of Ethics Annual Acknowledgement. All employees must also acknowledge receipt of any amendments made to the Code if such determination is made by DeAM Compliance that such acknowledgement should occur prior to the next Code of Ethics Annual Acknowledgement period.

It is essential that all Deutsche Bank (“DB”) employees understand and adhere to DB´s commitment to act with fairness, decency and integrity in all of its business dealings. As part of this commitment, DB has introduced the Code of Business Conduct and Ethics - DB Group which sets forth core principles regarding a wide range of regulatory and conduct related issues, and provides guidance to promote the highest standards of ethical conduct. All DB employees are expected to review and act in compliance with the Code of Business Conduct and Ethics – DB Group.

Deutsche Bank enhances its corporate governance through a strong risk management culture and expects its employees to take a holistic approach to managing risk and return and effectively managing Deutsche Bank’s risk, capital, and reputation. Examples of the strong risk cultural behaviours expected of our employees include:

— Being fully responsible for Deutsche Bank’s risks.

— Being rigorous, forward looking, and comprehensive in the assessment of risk.

— Inviting colleagues to challenge.

— Troubleshooting collectively.

— Placing Deutsche Bank and its reputation at the heart of all decisions.

II.  GENERAL RULE

DeAM Employees will, in varying degrees, participate in or be aware of fiduciary and investment services provided to registered investment companies, institutional investment clients, employee benefit trusts and other types of investment advisory accounts. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity. We will at all times conduct ourselves with integrity and distinction, putting first the interests of our clients.

1 Deutsche Asset Management is the marketing name in the US for the asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Asset Management Inc., Deutsche Investment Management Americas Inc. and DWS Trust Company

2 “Compliance” refers to the DB Americas centralized Compliance Unit (generally referred to herein as “Central Compliance,” and/or its unit specifically designated to the DeAM business unit: “DeAM Compliance”).

Deutsche Bank Compliance Code of Ethics – DeAM US

Accordingly, personnel acting in a fiduciary capacity must carry out their duties for the exclusive benefit of the client accounts. Consistent with this fiduciary duty, the interests of DeAM clients take priority over the investment desires of DeAM and DeAM personnel. All DeAM personnel must conduct themselves in a manner consistent with the requirements and procedures set forth in the Code.

❑	There must be no conflict, or appearance of conflict, between the self-interest of any Employee and the responsibility of that Employee to DB, its shareholders or its clients.[3]

❑	Employees must never improperly use their position with Deutsche Bank for personal or private gain to themselves, their family or any other person.

DeAM Employees are required to comply with applicable US federal securities laws and may also be required to comply with other policies imposing separate requirements. Specifically, they may be subject to laws or regulations that impose restrictions with respect to personal securities transactions, including, but not limited to, Section 17(j) and Rule 17j-1 under the Investment Company Act of 1940 (the “Act”). The purpose of this Code is to ensure that, in connection with his or her personal trading, no Employee (as defined below) shall conduct any of the following acts upon a client account:

¡	To employ any device, scheme or artifice to defraud;
¡	To make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statement not misleading;
¡	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or
¡	To engage in any manipulative practice.

Any violations of the Code must be reported to the designated DeAM Compliance person. The DeAM Chief Compliance Officer will receive periodic reports of all violations of the Code.

III.  DEFINITIONS

A.	“Investment Personnel” shall mean and include:

Portfolio Managers, traders, analysts (including other Employees who work directly with Portfolio Managers in an assistant capacity) and others as may be determined by DeAM Compliance. As those responsible for making investment decisions (or participating in such decisions) in client accounts or providing information or advice to Portfolio Managers or otherwise helping to execute or implement the Portfolio Managers’ recommendations, Investment Personnel occupy a comparatively sensitive position, and thus, additional rules outlined herein apply to such individuals.

B.	“Access Person” shall mean and include:

(i)

Officers and directors of DeAM entities and officers and directors of DeAM-sponsored investment companies who are affiliated persons of DeAM entities as well as employees of these entities who have access to timely information relating to investment management activities, research and/or client portfolio holdings as well as those who in the course of their job regularly receive access to client trading activity (this would generally include members of the Investment Operations and Treasurer’s Offices). Included here are persons in a control relationship (as defined in Section 2(a)(9) of the Act) to DeAM who obtain information concerning investment recommendations made to any client account.

3 The rules herein cannot anticipate all situations which may involve a possible conflict of interest. If an Employee becomes aware of a personal interest that is, or might be, in conflict with the interest of a client, that person should disclose the potential conflict to DeAM Compliance or Legal prior to executing any such transaction.

Deutsche Bank Compliance Code of Ethics – DeAM US

(ii)

Any other personnel with responsibilities related to the asset management business or frequent interaction with Access Persons or Investment Personnel as determined by DeAM Compliance (e.g., Legal, Compliance, Risk, Operations, Sales & Marketing, as well as certain long-term temporary Employees and consultants).

C.	“Non-Access Person” shall mean and include:

DeAM personnel who are not defined in Section III A. or B. above, who have access to neither client trading activity nor recommendations made in relation to any client account or as further determined by DeAM Compliance.

D.

“Employees” is a general term which shall include all DeAM employees, including Investment Personnel, Access Persons and Non-Access Persons as well as those non-DeAM employees who are subject to this Code of Ethics (see III.B.(ii) above).

E.	“Accounts” shall mean all securities accounts, whether brokerage or otherwise, securities held directly outside of accounts and shall include open-end and closed-end Mutual Fund accounts.

F.	“Employee Related Account” of any person subject to the Code shall mean:

(i)	The Employee’s own Accounts;
(ii)	The Employee’s spouse’s/domestic partner’s Accounts and the Accounts of minor children and other relatives living in the Employee’s home;
(iii)

Accounts in which the Employee, his/her spouse/domestic partner, minor children or other relatives living in their home have a beneficial interest (i.e., share in the profits even if there is no influence on voting or disposition of the shares); and

(iv)	Accounts (including corporate Accounts and trust Accounts) over which the Employee or his/her spouse/domestic partner exercises investment discretion or direct or indirect influence or control.

NOTE: ANY PERSON SUBJECT TO THE CODE IS RESPONSIBLE FOR COMPLIANCE WITH THESE RULES WITH RESPECT TO ANY EMPLOYEE RELATED ACCOUNT, AS APPLICABLE.

G.

“Securities” shall include equity or debt securities, derivatives of securities (such as options, warrants, and ADRs), futures, commodities, securities indices, exchange-traded funds, government and municipal bonds and similar instruments, but do not include:

(i)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

H.	“Mutual Funds” shall include all mutual funds (open-end and closed-end mutual funds), but will exclude:

(i)	Shares of open-end money market mutual funds (unless otherwise directed by DeAM Compliance).

IV.  RESTRICTIONS

For purposes of the Code, a prohibition or requirement applicable to any Employee applies also to transactions in Securities and Mutual Funds for any of that Employee’s Employee Related Accounts, including transactions executed by that Employee’s spouse or relatives living in that Employee’s household (see definition under III.F.).

Deutsche Bank Compliance Code of Ethics – DeAM US

A.  General

(i)

The Basic Policy: Employees have a personal obligation to conduct their investing activities and related Securities and Mutual Fund transactions lawfully and in a manner that avoids actual or potential conflicts between their own interests and the interests of Deutsche Asset Management and its clients. Employees must carefully consider the nature of their DeAM responsibilities - and the type of information that he or she might be deemed to possess in light of any particular Securities and Mutual Fund transaction - before engaging in that transaction.

(ii)

Material Nonpublic Information: Employees in possession of material nonpublic information about or affecting Securities or their issuer are prohibited from buying or selling such Securities or advising any other person to buy or sell such Securities.

See also the Information Security Policy – DB Group and the Handling Confidential and Non-Public, Price Sensitive Information and Chinese Walls Policy - DB Group.

(iii)

Corporate and Departmental Restricted Lists: Employees are not permitted to buy or sell any Securities that are included on the Corporate Restricted List (available on the intranet) and/or other applicable DeAM restricted lists. See “Restricted List” below.

(iv)

“Front Running:” Employees are prohibited from buying or selling Securities, Mutual Funds or other instruments in their Employee Related Accounts so as to benefit from the Employee’s knowledge of the Firm’s or a client’s trading positions, plans or strategies, or forthcoming research recommendations.

B.  Specific Blackout Period Restrictions

(i)

SAME-DAY RULE: Access Persons, including Investment Personnel, shall not knowingly effect the purchase or sale of a Security for an Employee Related Account on a day during which any client account has a “buy” or “sell” order for the same Security, until that order is executed or withdrawn.

(ii)

7-DAY RULE: Investment Personnel shall not effect the purchase or sale of a Security for an Employee Related Account within seven calendar days before or seven calendar days after the same Security is traded (or contemplated to be traded) for by a client account with which the individual is associated.

(iii)

G-CUBE RULE: Employees and other personnel with real time access to a global research sharing system platform shall not effect the purchase or sale of a Security for an Employee Related Account within seven calendar days before or seven calendar days after the same Security (a) is added to/deleted from or has its weighting changed in the “Model” Portfolio; or (b) has its internal rating upgraded or downgraded; or (c) has research coverage initiated.

(iv)

Employees must always act to avoid any actual or potential conflict of interest between their DeAM duties and responsibilities and their personal investment activities. To avoid potential conflicts, absent specific written approval from their Managing Officer[4] and DeAM Compliance, Employees should not personally invest in Securities issued by companies with which they have significant dealings on behalf of DeAM, or in investment vehicles sponsored by the companies. Additional rules that apply to Securities

4 For purposes of this policy, “Managing Officer” is defined as an officer of at least the Managing Director level to whom the Employee directly or indirectly reports, who is in charge of the Employee’s unit (e.g., a Department Head, Division Head, Function Head, Group Head, General Manager, etc).

Deutsche Bank Compliance Code of Ethics – DeAM US

transactions by Employees, including the requirement for Employees to pre-clear personal Securities transactions and rules regarding how Employee Related Accounts must be maintained are described in more detail later in this Code.

(v)

Deutsche Bank Securities: During certain times of the year, all DB Employees are prohibited from conducting transactions in the equity and debt Securities of DB, which affect their beneficial interest in the Firm. Central Compliance generally imposes these “blackout” periods around the fiscal reporting of corporate earnings. Blackouts typically begin two days prior to the expected quarterly or annual earnings announcement and end after earnings are released publicly. Additional restricted periods may be required for certain individuals and events, and Compliance will announce when such additional restricted periods are in effect.

(vi)	EXCEPTIONS TO BLACKOUT PERIODS (above items i, ii, and iii only):

The following are exempt from the specified blackout periods:

❑	The purchase or sale of 500 shares or less in companies comprising the S&P 500 Index;
❑	ETFs (Exchange-Traded Funds – e.g., SPDRs or “Spiders” (S&P 500 Index), DIAs or “Diamonds” (Dow Jones Industrial Average), etc.);
❑	Government and municipal bonds;
❑	Currency and Interest Rate Futures;
❑	Securities indices;
❑	Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;
❑	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities; and
❑	Securities purchased under an employer sponsored stock purchase plan or upon the exercise of employee stock options.

Note: Transactions in derivative instruments, including warrants, convertible Securities, futures and options, etc. shall be restricted in the same manner as the underlying Security.

C.  New Issues (IPOs)

Investment Personnel, Access Persons and Non-Access Persons are prohibited from purchasing or subscribing for Securities pursuant to an initial public offering. This prohibition applies even if DB (or any affiliate) has no underwriting role and/or is not involved with the distribution.

D.  Short -Term Trading

Employees must always conduct their personal trading activities lawfully, properly and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives. DB generally discourages short-term trading strategies, and Employees are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny. In any event, excessive or inappropriate trading that interferes with job performance or compromises the duty that DB owes to its clients and shareholders will not be tolerated.

30-DAY RULE: Employees are prohibited from transacting in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities and closed-end Mutual Funds within 30 calendar days. This requirement also applies to all funds (open-end or closed-end) of DWS Investments. The 30-day holding period also applies to each short vs. the box sale, which is the only short sale permitted activity. Therefore, for purposes of this section, - each covered transaction will be checked against the last transaction made by the employee in the same security on the opposite side (Buy/Sell).

Deutsche Bank Compliance Code of Ethics – DeAM US

Mutual Funds subject to periodic purchase plans (including your DB 401(k) plan) can be sold once within 30 calendar days after a periodic purchase.

The following are exempted from this restriction:

❑	Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;
❑	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities;
❑	Securities purchased under an employer sponsored stock purchase plan;
❑	Securities pre-cleared and purchased with a specific stop-limit provision attached,
❑	Fixed Income Mutual Funds investing in government bonds with “short-term” in their name; and,
❑	Open-end Mutual Funds other than DWS Investments Mutual Funds. (Note: Both DWS Open-end and Closed-end Mutual Funds are subject to the 30-Day Rule.)

E.  Restricted List

The DB Restricted List is comprised of securities in which the normal trading or recommending activity of and its employees is prohibited or subject to specified restrictions. While the DB Restricted List is distributed extensively internally and posted on the intranet, its composition is generally considered sensitive and should not be shared outside of DB.

All DB Employees are prohibited from buying or selling for their Employee Related Accounts any Securities that are as such restricted on the DB Restricted List and/or other applicable departmental restricted lists. The DB Restricted List is available on the dbnetwork Americas intranet under “Employee Trading” at http://rl.compliance.cc.intranet.db.com/ .

Please also see the Restricted List Policy – DB Group.

F.  Private Placements, Private Investment Partnerships and other Private Interests

Prior to effecting a transaction in private Securities (i.e., Securities not requiring registration with the Securities and Exchange Commission and sold directly to the investor), or purchasing or subscribing for interests of any kind in a privately held company, private investment partnership, or industrial/commercial property, all Employees must first, in accordance with DB policy, obtain the approval of his/her supervisor and then pre-clear the transaction with the Central Compliance Department, including completing the questionnaire in the Employee Trade Request Application (“ETRA”) system. Any new Employee who holds an interest in any of the above, must disclose such holdings to the Compliance Department within 10 days of employment.

Interests in private Securities, privately held companies, investment partnerships, and industrial/commercial property, other than family partnerships, will typically be expected to involve passive holdings of 5% of the entity, where the Employee does not participate in any way in the solicitation of investors or capital raising and does not serve in the management or on the board of directors of such entity.

Deutsche Bank Compliance Code of Ethics – DeAM US

V.  COMPLIANCE PROCEDURES

A.	Designated Brokerage Accounts

All Employees must obtain the explicit permission of the Central Compliance Department prior to opening a new Employee Related Account. Upon joining DB, new Employees are required to disclose all of their Employee Related Accounts (as previously defined) to Central Compliance and must carry out the instructions provided to conform such accounts, if necessary, to the Firm’s policies.

Under no circumstance is an Employee permitted to open or maintain any Employee Related Account that is undisclosed to Compliance. Also, the policies, procedures and rules described throughout this Code of Ethics apply to all Employee Related Accounts.

Accordingly, all Employees are required to open and maintain their Employee Related Accounts in accordance with the Employee Trading Policy – DB Group and the Employee and Employee-Related Accounts Trading Procedures - US, including directing their brokers to supply duplicate copies of transaction confirmations and periodic account statements, as well as additional division-specific requirements, if any.

B.	Pre-Clearance

Unless exempted by this Code, securities (including Exchange Traded Funds – ETFs) and closed-end Mutual Fund transactions must be pre-cleared by all Employees with the Central Compliance Department (and approved by a Supervisor) in accordance with the Employee Trading Policy- DB Group via the ETRA system prior to their being placed with the broker.

Such approvals are good only for the day on which they are issued. Employees are personally responsible for ensuring that the proposed transaction does not violate the Firm’s policies or applicable securities laws and regulations by virtue of the responsibilities or information he or she may possess about the Securities or their issuer.

The following are exempted from the pre-clearance requirement:

❑	Open-end Mutual Funds;
❑	Direct obligations of the Government of the United States;
❑	Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;
❑	Accounts expressly exempted by Central Compliance which are managed under the exclusive direction of an outside money manager;
❑	Securities pre-cleared and purchased with a specific stop-limit provision attached do not require additional pre-clearance prior to execution;
❑	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities; and
❑	Securities purchased under an employer sponsored stock purchase plan.

C.	DWS Investments Mutual Fund Holdings

All Employees are required to maintain their holdings of DWS Investments Mutual Funds in the DB 401(k) Plan, in E*Trade, Charles Schwab, or Deutsche Bank Alex Brown brokerage accounts, or directly with DWS Investments.

Deutsche Bank Compliance Code of Ethics – DeAM US

D.	Reporting Requirements

i.	Disclosure of Employee Related Accounts/Provision of Statements

As stated in Section V. COMPLIANCE PROCEDURES (A. Designated Brokerage Accounts) above, upon joining DB, new Employees are required to disclose all of their Employee Related Accounts to Central Compliance, and must carry out the instructions provided to conform such Accounts, if necessary, to DB policies.

ii.	Initial Personal Securities Holdings Report (“IPSHR”)

In addition, pursuant to Rule 17j-1 of the Act, no later than ten (10) days after an individual becomes an Employee (i.e., joining/transferring into DeAM, etc.), he or she must also complete and return a “Personal Securities Holdings Report” (filed during the “new hire” Code of Ethics Annual Acknowledgement) for personal Securities holdings to DeAM Compliance (see iv. Annual Acknowledgement of Personal Securities Holdings below).

iii.	Quarterly Personal Securities Trading Reports (“PSTR”)

Pursuant to Rule 17j-1 of the Act, within thirty (30) days of the end of each calendar quarter, all Employees must submit to DeAM Compliance a PSTR for Securities and closed-end Mutual Fund transactions, unless exempted by a division-specific requirement, if any.

Personal transactions in DWS Investments funds and funds advised by DWS Investments and well as transactions in any off-shore funds must be included in this report.

All PSTRs that have reportable personal Securities and closed-end Mutual Fund transactions for the quarter will be reviewed by the appropriate designated supervisory and/or Compliance person. Employees that do not have any reportable transactions in a particular quarter must indicate as such in the reporting system for the respective quarter.

The following types of transactions do not have to be reported:

—	Transactions effected in an account in which the employee has no direct or indirect influence or control (i.e. discretionary/managed accounts) do not have to be reported.

—	Transactions in Mutual Funds subject to periodic purchase plans are not required to be reported quarterly, but holdings may still require reporting annually (see iii. below).

—	Transactions effected pursuant to an automatic investment plan or as a result of a dividend reinvestment plan do not have to be reported.

—	Transactions in the following:
o	Bankers’ Acceptances;
o	Bank Certificates of Deposits (CDs);
o	Commercial Paper;
o	Money Markets;
o	Direct Obligations of the US Government;
o	High Quality, Short-Term Debt Instruments (including repurchase agreements); and,

Deutsche Bank Compliance Code of Ethics – DeAM US

o	Open-End Mutual Funds other than DWS Investments Mutual Funds, funds advised by DWS Investments, and off-shore funds (unless specifically directed by DeAM Compliance)

iv.	Annual Acknowledgement of Personal Securities Holdings

All Employees must submit to DeAM Compliance on an annual basis at a date specified by DeAM Compliance, a Personal Securities Holdings Report for all Securities and closed-end Mutual Fund holdings, unless exempted by a division-specific requirement, if any.

A new employee must submit this report within ten (10) days of hire or rehire. This report must be submitted once within each twelve (12) month period and the information submitted must be current within forty-five (45) calendar days of the report or forty-five (45) days prior to the hire date, in the case of a new employee.

Personal holdings in DWS Investments funds and funds advised by DWS Investments and well as holdings in any off-shore funds must be included in this report.

All Personal Securities Holdings will be reviewed by the appropriate designated supervisory and/or DeAM Compliance person. Employees that do not have any reportable securities holdings must indicate as such in the reporting system.

The following types of holdings do not have to be reported:

—	Securities held in accounts over which the employee had no direct or indirect influence or control (i.e. discretionary/managed accounts) do not require reporting.
—	Bankers’ Acceptances;
—	Bank Certificates of Deposits (CDs);
—	Commercial Paper;
—	Money Markets;
—	Direct Obligations of the US Government;
—	High Quality, Short-Term Debt Instruments (including repurchase agreements); and,
—	Open-End Mutual Funds other than DWS Investments Mutual Funds, funds advised by DWS Investments, and off-shore funds (unless specifically directed by DeAM Compliance)

v.	Annual Acknowledgement of Accounts

Once each year, at a date to be specified by Central Compliance, each Employee must acknowledge that they do or do not have brokerage and Mutual Fund Accounts. Employees with brokerage and Mutual Fund Accounts must acknowledge each Account.

E.	Confirmation of Compliance with Policies

Annually, each Employee is required to acknowledging that he or she has received the Code, as amended or updated, and confirm his or her adherence to it. Understanding and complying with the Code and truthfully completing the Acknowledgment is the obligation of each Employee. Failure to perform this obligation may result in disciplinary action, including dismissal, as well as possible civil and criminal penalties. (See Section I. OVERVIEW)

Deutsche Bank Compliance Code of Ethics – DeAM US

VI.  OTHER PROCEDURES/RESTRICTIONS

A.	Service on Boards of Directors

Service on Boards of publicly traded companies should be limited to a small number of instances. However, such service may be undertaken after approval from the appropriate DeAM product head and DeAM Compliance, based upon a determination that these activities are consistent with the interests of DeAM and its clients. Employees serving as directors will not be permitted to participate in the process of making investment decisions on behalf of clients which involve the subject company.

DeAM Compliance will periodically present updates on such information to the DeAM Investment Committee for review and approval.

Please see the Outside Business Activities and Other Affiliations Policy below.

B.	Outside Business Affiliations

Employees may not maintain outside business affiliations (e.g., officer, director, governor, trustee, part-time employment, etc.) without the prior written approval of the appropriate senior officer and DeAM Compliance. Employees may not engage in any activities on behalf of an approved outside business affiliation during company time or while using DeAM property (e.g., e-mail, internet) other than on a purely deminimus basis. See the Outside Business Activities and Other Affiliations Policy - US

C.	Executorships

As a general rule, DeAM discourages acceptance of executorships by members of the organization. However, family relationships may make it desirable to accept executorships under certain wills. In all cases (other than when acting as Executor for one’s own spouse, domestic partner, parent or spouse’s or domestic partner’s parent), it is necessary for the individual to have the written authorization of the appropriate senior officer of the respective business unit and DeAM Compliance.

Authorization to serve as an executor may be given in situations assuming that arrangements for the anticipated workload can be made without undue interference with the individual’s responsibilities to DeAM. For example, this may require the employment of an agent to handle the large amount of detail which is usually involved. In such a case, the Firm would expect the individual to retain the commission. There may be other exceptions which will be determined based upon the facts of each case.

Please see the Outside Business Activities and Other Affiliations Policy above.

D.	Trusteeships

All trusteeships must have the written approval of the Firm and must be reported in writing to Compliance.

The Firm will normally authorize Employees to act as trustees for trusts of their immediate family. Other non-client trusteeships can conflict with our clients’ interests so that acceptance of such trusteeships will be authorized only in unusual circumstances.

Please see the Outside Business Activities and Other Affiliations Policy above.

Deutsche Bank Compliance Code of Ethics – DeAM US

E.	Custodianships and Powers of Attorney

It is expected that most custodianships will be for minors of an individual’s immediate family. These will be considered as automatically authorized and do not require written approval of the Firm. However, the written approval of DeAM is required for all other custodianships. All such existing or prospective relationships must be reported in writing to Compliance.

Entrustment with a Power of Attorney to execute Securities transactions on behalf of another requires written approval of Compliance. Authorization will only be granted if DeAM believes such a role will not be unduly time consuming or create conflicts of interest.

Please see the Outside Business Activities and Other Affiliations Policy above.

F.	Gifts and Entertainment

Giving and receiving gifts and entertainment can create a conflict of interest or the appearance of a conflict of interest and may, in some instances, violate the law5. Employees may not accept or give gifts, entertainment, or other things of material value that would create the appearance that the gift or entertainment is intended to influence or reward the receipt of business, or otherwise affect an employee’s decision-making.

Gifts offered or received which have no undue influence on providing financial services may be permitted in accordance with the Gifts, Entertainment, and Charitable Donations Policy – DeAM US. In addition, special circumstances may apply to Employees acting in certain capacities within the organization.6

Gifts and Entertainment to Public/Government Officials, Taft Hartley Union Officials and ERISA Plans and their Fiduciaries

The Department of Labor and other governmental agencies, legislative bodies and jurisdictions may have rules and regulations regarding the receipt of gifts by their employees or officials. In many cases, the giving of gifts or entertainment to these entities or individuals will be prohibited. Please see the Gifts, Entertainment, and Charitable Donations Policy for further details.

Non-Cash Compensation

Employees, Registered Representatives and Associated Persons of Deutsche Asset Management broker-dealer affiliates must also comply with National Association of Securities Dealers, Inc. (NASD®) Rules governing the payment of Non-Cash Compensation. Non-Cash Compensation encompasses any form of compensation received in connection with the sale and distribution of variable contracts and investment company securities that is not cash compensation, including, but not limited to, merchandise, gifts and prizes, travel expenses, meals and lodging.

For more information on the policy refer to the DWS Investments Distributors, Inc. Written Supervisory Procedures Manual - DeAM US.

5 Under the Bank Bribery Act and other applicable laws and regulations, severe penalties may be imposed on anyone who offers or accepts such improper payments or gifts. If you receive or are offered an improper payment or gift, or if you have any questions as to the application or interpretation of Deutsche Bank’s rules regarding the acceptance of gifts, you must bring the matter to the attention of the Compliance Department.

6 In accordance with regulations and practices in various jurisdictions, as well as the rules of the New York Stock Exchange and the National Association of Securities Dealers, Inc. certain Employees may be subject to more stringent gift-giving and receiving guidelines. In general, these rules apply to the receipt of gifts by and from “associated persons” or where such gratuity is in relation to the business of the employer. If you have any questions regarding your role relative to these rules contact the Compliance Group.

Deutsche Bank Compliance Code of Ethics – DeAM US

G.	Rules for Dealing with Governmental Officials and Political Candidates

(i)	Corporate Payments or Political Contributions

No corporate payments or gifts of value may be made to any outside party, including any government official or political candidate or official, for the purpose of securing or retaining business for DB or influencing any decision on its behalf.

—

The Federal Election Campaign Act prohibits corporations and labor organizations from using their general treasury funds to make contributions or expenditures in connection with federal elections, and therefore DB employees may not make contributions to US Federal political parties or candidates.

—

Corporate contributions to political parties or candidates in jurisdictions not involving US Federal elections are permitted only when such contributions are made in accordance with applicable local laws and regulations, the prior approval of a member of the DeAM Executive Committee has been obtained and the Deutsche Bank Americas Regional Cost Committee has been notified.

Under the Foreign Corrupt Practices Act, Bank Bribery Law, Elections Law and other applicable regulations, severe penalties may be imposed on DB and on individuals who violate these laws and regulations. Similar laws and regulations may also apply in various countries and legal jurisdictions where DB does business. See the Foreign Corrupt Practices Act Policy – US.

US

(ii)	Personal Political Contributions

Employees must pre-clear ALL political contributions before making or soliciting such contributions using the Political Contributions, Gift and Entertainment Management System (“PGEMS”). This includes contributions that are paid from accounts held in the name of the employee and those jointly held with others regardless of who made the contribution. A political contribution made on behalf of an employee’s spouse, dependent children and/or unemancipated minors may all also need to be pre-cleared depending on State or Municipal reporting requirements.

No personal payments or gifts of value may be made to any outside party, including any government official or political candidate or official, for the purpose of securing business for Deutsche Bank or influencing any decision on its behalf. Employees should always exercise care and good judgment to avoid making any political contribution that may give rise to a conflict of interest or the appearance of conflict. If a DeAM business unit engages in business with a particular governmental entity or official, Employees should avoid making personal political contributions to officials or candidates who may appear to be in a position to influence the award of business to DB. All political contributions should be made in accordance with DeAM policies and procedures.

For more information, please see the Political and Lobbying Activities Policy - US.

H.	Confidentiality

Employees must not divulge contemplated or completed securities transactions or trading strategies of DeAM clients to any person, except as required by the performance of such person’s duties and only on a need-to-know basis. In addition, the standards contained in the Information Security Policy – DB Group, Handling Confidential and Non-Public, Price Sensitive Information and Chinese Walls Policy - DB Group, as well as those within the Code of Professional Conduct – US must be observed.

Deutsche Bank Compliance Code of Ethics – DeAM US

VII.   SANCTIONS

Any Employee who violates the Code may be subject to disciplinary actions, including possible dismissal. In addition, violations of the Code, including any Securities transactions executed in violation of the Code, such as short-term trading or trading during blackout periods, may subject the Employee to sanctions, ranging from warnings and trading privilege suspensions to financial penalties, including but not limited to, unwinding the trade and/or disgorging of the profits or other financial penalties. Finally, violations and suspected violations of criminal laws will be reported to the appropriate authorities as required by applicable laws and regulations.

VIII.   INTERPRETATIONS AND EXCEPTIONS

DeAM Compliance shall have the right to make final and binding interpretations of the Code and may grant an exception to certain of the above restrictions, as long as no abuse or potential abuse is involved. Each Employee must obtain approval from DeAM Compliance before taking action regarding such an exception. Any questions regarding the applicability, meaning or administration of the Code shall be referred in advance of any contemplated transaction to DeAM Compliance.

In addition, DeAM has a Code of Ethics Sub-Committee that is empowered to administer, apply, interpret and enforce the Code.

Deutsche Bank Compliance Code of Ethics – DeAM US

APPENDIX

SCHEDULE A

The following entities7 have adopted the Deutsche Asset Management Code of Ethics:

DB Investment Managers, Inc.

Deutsche Investment Management Americas, Inc.

DWS Investments Distributors, Inc.

RREEF America L.L.C.

DWS Trust Company

7 The references in the document to Employees include employees of the entities that have adopted the Deutsche Asset Management Code of Ethics.

Deutsche Bank Compliance Code of Ethics – DeAM US

SCHEDULE B

SUPPLEMENT

TO THE

DEUTSCHE ASSET MANAGEMENT – U.S CODE OF ETHICS

RREEF America L.L.C. (“RREEF”)

A-1.

Effective Date. This Supplement to the Deutsche Asset Management – US Code of Ethics (the “Code”) shall be effective July 1, 2009. The Code and this Supplement shall replace and supersede the Supplement previously effective February 1, 2005.

A-2.

Additional Trading Restrictions. In addition to the restrictions set forth in the Code, no Employee who is covered under the Code shall, without the prior written approval of DeAM Compliance, acquire or sell any Real Estate Securities in any Employee or Employee Related Account. Approvals of transactions in these securities may be granted only in extraordinary circumstances. Real Estate Securities shall include all publicly-traded Securities issued by any Real Estate Investment Trust (“REIT”) or Real Estate Operating Company (“REOC”), as well as publicly-traded Securities issued by companies primarily engaged in the ownership, construction, management or sale of residential, commercial or industrial real estate that are included within the RREEF Securities Investment Team investment universe. These companies may include real estate master limited partnerships and real estate brokers and developers.

A-3.	Conflict. In the event of any conflict or discrepancy between the terms of the Code and this Supplement with respect to any RREEF Employee, the terms of this Supplement shall govern.

Deutsche Bank Compliance Code of Ethics – DeAM US

SCHEDULE C: DeAM – US Code of Ethics Sanctions8

Violation	Sanction
Failure to Obtain Pre-Clearance
1st Violation	Written Warning
2nd Violation	Trading Prohibited for 30 Days
3rd Violation +	Trading Prohibited for 60 Days
Failure to Comply with the with Same Day Rule[9]
1st Violation	Unwind the Trade/Disgorgement of Profit and Written Warning
2nd Violation	Unwind the Trade/Disgorgement of Profit and 30 Day Trading Ban
3rd Violation +	Unwind the Trade/Disgorgement of Profit and 60 Day Trading Ban
Failure to Comply with the 7-Day Rule[2]
1st Violation	Unwind the Trade/Disgorgement of Profit and Written Warning
2nd Violation	Unwind the Trade/Disgorgement of Profit and 30 Day Trading Ban
3rd Violation +	Unwind the Trade/Disgorgement of Profit and 60 Day Trading Ban
Failure to Comply with the with 30 Day Hold Rule
1st Violation	Written Warning
2nd Violation	Disgorgement of Profit and 30 Day Trading Ban
3rd Violation +	Disgorgement of Profit and 60 Day Trading Ban
Other Material Violations
Gifts & Entertainment / Political Contribution
1st Violation	Disciplinary Action as determined by DeAM Compliance
2nd Violation +	Severe Disciplinary Action as determined by DeAM Compliance
Failure to File / Incomplete / Late 17j-1 Reporting (Quarterly Personal Securities Trading Reporting)[10]
1st Violation
First Deadline Missed	Written Warning
Second Deadline Missed	30 Day Trading Ban with Escalation to Senior Management
Third Deadline Missed	60 Day Trading Ban with Escalation to Senior Management with Note to Employee File
Forth Deadline Missed +	Severe Disciplinary Action as determined by DeAM Compliance
2nd Violation
First Deadline Missed	30 Day Trading Ban
Second Deadline Missed	60 Day Trading Ban with Escalation to Senior Management
Third Deadline Missed	90 Day Trading Ban with Escalation to Senior Management with Note to Employee File
Forth Deadline Missed +	Severe Disciplinary Action as determined by DeAM Compliance
3rd Violation
First Deadline Missed	60 Day Trading Ban with Escalation to Senior Management
Second Deadline Missed	90 Day Trading Ban plus Disciplinary Action as determined by DeAM Compliance with Escalation to Senior Management with Note to Employee File
Third Deadline Missed +	Severe Disciplinary Action as determined by DeAM Compliance
Failure to File / Incomplete / Late Code of Ethics Annual Acknowledgement (including 17-j1 Annual Personal Holdings Report)
Code of Ethics Annual Acknowledgement Period during the month of October. Filed by:
Failure to file by due date	Written Warning
Failure to file 15 calendar days after due date	30 Day Trading Ban with Escalation to Senior Management
Failure to file 30 calendar days after due date	60 Day Trading Ban with Escalation to Senior Management with Note to Employee File
Failure to file more than 45 calendar day after due date	Severe Disciplinary Action as determined by DeAM Compliance
Failure to File / Incomplete / Late INITIAL Code of Ethics Annual Acknowledgement (including 17-j1 Annual Personal Holdings Report)
After 10 calendar days after date of access	Written Warning
After 20 calendar days after date of access	Written Warning with Escalation to Senior Management
After 30 calendar days after date of access	30 Day Trading Ban with Escalation to Senior Management
After 40 calendar days after date of access	60 Day Trading Ban plus Disciplinary Action as determined by DeAM Compliance with Escalation to Senior Management with Note to Employee File

PLEASE READ THE IMPORTANT NOTES ON THE FOLLOWING PAGE.

8 DeAM Compliance may take financial hardship into consideration in applying a trading prohibition. Please see important notes below for more information regarding financial hardship.

9 DeAM Compliance will take into consideration the employee’s knowledge of portfolio trading and the severity and frequency of the violation in final determination of unwinding trades, profits disgorged and other disciplinary action, if any.

10 Deadlines are defined by DeAM Compliance and generally follow approximate 15-day periods after the First Deadline and are adjusted for the calendar month. You will be notified of the First Deadline in specific communications from DeAM Compliance when warranted. Subsequent deadlines will be communicated as appropriate when sanctions are levied.

Deutsche Bank Compliance Code of Ethics – DeAM US

Important Notes

—	Deutsche Asset Management Compliance will consider certain Code of Ethics infractions on a case-by-case basis in determining a final decision on the technicality or materiality of the violation itself, as well as the (if applicable) ensuing sanctions levied on the employee.

—	The Sanctions listed in this document are guidelines. Deutsche Asset Management Compliance will solely determine the factors used in arriving in any decisions made apart from this DeAM Sanctions Schedule.

—	Final disciplinary sanctions will be determined by DeAM Compliance and Senior Management, which will take into consideration such factors, which include, but are not limited to, the period of time between violations, financial hardship, the employee’s knowledge of portfolio trading and trading system technical difficulties. For example, violations occurring within a 24-month period will be taken into consideration, but will not be given full weight in the determination of disciplinary action.

—	Financial hardship may include the inability to pay for tuition and medical expenses and the inability to purchase a home. This will be determined on a case-by-case basis.

—	All violations will be reviewed on a rolling 1-year period and sanctions for second and third violations will be applicable if the violations occur within the same year.

—	Multiple simultaneous violations will be subject to all the applicable sanctions. For example, a portfolio manager who fails to obtain pre-clearance (2nd violation) and simultaneously violates the Same Day Rule (2nd violation), will be subject to a 60 Day Trading Ban (30+30) and be required to unwind the trade and disgorge any profit.

—	Multiple trading prohibitions are cumulative. Employees receiving multiple trading bans for a violation (as a result of missing multiple deadlines) will have a trading ban period equal to the sum of the multiple trading bans. For example, employees receiving a 30 Day Trading Ban for missing a First Deadline for filing, and subsequently a 60 Day Trading Ban for missing a Second Deadline for filing will have a Trading Ban period equal to 90 days.

—	Violations are noted in the employee’s DeAM Compliance file, and may also be noted in the employee’s personnel file, depending on the nature and severity of the violation.

—	Violations of the Code of Ethics are reported to Compliance Senior Management for review.

—	Continued violation of the Code of Ethics may subject you to severe penalties, including possible termination.